Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES
PROPOSED TERMS OF RIGHTS OFFERING OF
CONVERTIBLE PREFERRED STOCK
     DENVER, Colorado (March 4, 2009) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company (“Delta” or the “Company”), has announced proposed terms of its previously announced rights offering of convertible preferred stock. The rights offering is expected to commence as soon as possible after Delta’s registration statement is declared effective by the SEC.
     The proposed terms of the rights offering and the convertible preferred include:
     Rights Offering:
•	an offering period of 20 business days; and

•	transferability of the rights during the offering period.
     Convertible Preferred Stock:
•	$3.00 per share liquidation preference and conversion price;

•	3% PIK dividend;

•	the immediate right of the holder to convert the preferred stock into common stock; and

•	mandatory conversion on the third anniversary of the initial issue date.
If all of the rights are exercised, Delta expects that shares of preferred stock, initially convertible (prior to taking into account the convertibility of dividends on the shares if not paid in cash) into approximately 58.3 million shares of common stock, will be issued for a per share price of $3.00. As Delta previously announced, a special committee of Delta’s board of directors will determine the final terms of the convertible preferred stock and the rights offering. Tracinda and other stockholders have advised Delta that they intend to participate in the rights offering at approximately their pro rata share.
     A registration statement relating to the securities issuable upon exercise of the rights has been filed with the Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. After the Commission declares the registration statement effective, Delta plans to file a prospectus supplement with the Commission relating to the rights offering. When available, copies of the prospectus supplement relating to the rights offering may be obtained from Delta at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, via telephone at (303) 293-9133 or via email at info@deltapro.com.
About Delta
          Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on The NASDAQ Global Market® under the symbol “DPTR.”
Forward-Looking Statements
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, Delta’s expectations and estimates about future events, including our plans to launch a rights offering, the anticipated terms for the convertible preferred, and Tracinda and other stockholders participation in the rights offering. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, changes in economic and market conditions, changes in the price at which shares of Delta’s common stock trade, the need to register the securities for sale under the Securities Act of 1933, as amended, and the need to obtain approval to list the securities on The NASDAQ Global Market. Other risk factors are discussed in Delta’s filings with the Securities and Exchange Commission (“SEC”), including Delta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (which may be viewed on the SEC’s website at http://www.sec.gov or on Delta’s website at www.deltapetro.com), as well as difficulties, delays, unexpected costs associated with or Delta’s inability, or determination not, to consummate, in whole or in part, the proposed rights offering. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com
SOURCE:      Delta Petroleum Corporation